Exhibit 99.1

CONTACT:	Scott Carlock
(857) 415-5020

Così, Inc. Reports Fourth Quarter and Period 12 2014 Comparable Restaurant Sales

BOSTON, MA – January 7, 2015 – Così, Inc. (NASDAQ: COSI), the fast casual restaurant company, today reported that estimated system-wide comparable restaurant sales for fourth quarter ended December 29, 2014 as measured for restaurants in operation for more than 15 months, increased 3.9% as compared to the fourth quarter of 2013.

The Company also reported that estimated system-wide comparable restaurant sales for Period 12 2014 as measured for restaurants in operation for more than 15 months, increased 6.6% as compared Period 12 of 2013.

The breakdown in estimated comparable restaurant sales between Company-owned and franchise-owned restaurants is as follows:

	For the 4 weeks ended December 29, 2014	For the 13 weeks ended December 29, 2014
Company-owned	6.6%	4.2%
Franchise	6.6%	3.5%
Total System	6.6%	3.9%

“Così® along with the rest of the industry is benefiting from a tailwind given rising consumer confidence, positive weather trends and a halo over the fast casual segment.” stated RJ Dourney, Così’s President and CEO. “At the same time, at Così® we have made tremendous strides in raising our guests’ satisfaction, positively impacting frequency of visits, and moving the brand forward.  We believe we are well positioned for 2015."   Dourney went on to say.

About Così, Inc.
Così® (http://www.getcosi.com) is a national fast casual restaurant chain that has developed featured foods built around a secret, generations-old recipe for crackly crust flatbread. This artisan bread is freshly baked in front of customers throughout the day in open-flame stone-hearth ovens prominently located in each of the restaurants. Così’s warm and urbane atmosphere is geared towards its sophisticated, upscale, urban and suburban guests. There are currently 64 Company-owned and 47 franchise restaurants operating in sixteen states, the District of Columbia, the United Arab Emirates, and Costa Rica. The Così® vision is to become America's favorite fast casual restaurant by providing customers authentic, innovative, savory food while remaining an affordable luxury.

The Così® menu features Così® sandwiches, freshly-tossed salads, bowls, breakfast wraps, melts, soups, Squagels®, flatbread pizzas, S'mores, snacks and other desserts, and a wide range of coffee and coffee-based drinks and other specialty beverages. Così® restaurants are designed to be welcoming and comfortable with an eclectic environment. Così's sights, sounds, and spaces create a tasteful, relaxed ambience that provides a fresh and new dining experience.

“Così,” and related marks are registered trademarks of Così, Inc. in the U.S.A. and certain other countries. Copyright © 2014 Così, Inc. All rights reserved.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements that constitute forward- looking statements under the federal securities laws. Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," "strive," or similar words, or negatives of these words, identify forward- looking statements. We qualify any forward-looking statements entirely by these cautionary factors. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the cost of our principal food products and supply and delivery shortages and interruptions; labor shortages or increased labor costs; changes in demographic trends and consumer tastes and preferences, including changes resulting from concerns over nutritional or safety aspects of beef, poultry, produce, or other foods or the effects of food-borne illnesses, such as E. coli, “mad cow disease” and avian influenza or “bird flu”; competition in our markets, both in our business and in locating suitable restaurant sites; our operation and execution in new and existing markets; expansion into new markets including foreign markets; our ability to attract and retain qualified franchisees and our franchisees’ ability to open restaurants on a timely basis; our ability to locate suitable restaurant sites in new and existing markets and negotiate acceptable lease terms; the rate of our internal growth and our ability to generate increased revenue from our existing restaurants; our ability to generate positive cash flow from existing and new restaurants; fluctuations in our quarterly results due to seasonality; increased government regulation and our ability to secure required government approvals and permits; our ability to create customer awareness of our restaurants in new markets; the reliability of our customer and market studies; cost effective and timely planning, design and build out of restaurants; our ability to recruit, train and retain qualified corporate and restaurant personnel and management; market saturation due to new restaurant openings; inadequate protection of our intellectual property; our ability to obtain additional capital and financing; adverse weather conditions which impact customer traffic at our restaurants; and adverse economic conditions. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

Additional information is available on Così's website at
http://www.getcosi.com in the investor relations section.